EXHIBIT 8.4











                                            December 17, 1997




         HFS Incorporated
         6 Sylvan Way
         Parsippany, New Jersey  07054

         Gentlemen:

                   We have acted as counsel to you, HFS Incorporated, a corporation organized under the laws of Delaware ("HFS"), in connection with the proposed merger (the "Merger") of HFS with and into CUC International, Inc., a corporation organized under the laws of Delaware ("CUC"). This opinion is being furnished pursuant to section 6.3(c) of the Agreement and Plan of Merger, dated as of May 27, 1997, between HFS and CUC (the "Merger Agreement"). Except as otherwise defined herein, capitalized terms have the meanings set forth in the Merger Agreement.

                   In rendering our opinion, we have reviewed and relied upon the Merger Agreement, the Joint Proxy Statement/Prospectus to stockholders of HFS and CUC dated August 28, 1997 (the "Proxy Statement/Prospectus"), and such other documents as we have deemed necessary or appropriate as a basis for the opin-ion.

                   In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agree-ment. We have also assumed that the Proxy Statement/Prospectus accurately describes the material facts of the Merger and all other transactions related to the Merger and reflects the material facts surrounding HFS and CUC. In addition, as to any facts material to our opinion which we did not independently establish or verify, we have relied upon statements and repre-sentations of officers and other representatives of HFS and CUC. Our opinion




         HFS Incorporated
         December 17, 1997
         Page 2



         is conditioned on, among other things, the accuracy of such facts, statements, and representations, as of the date of the closing of the Merger.

                   In our examination of documents in connection with this opinion, we have assumed the genuineness of all signa-tures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

                   In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.


         Opinion

                   Based solely upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes:

              1. the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and CUC and HFS will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

              2. no gain or loss will be recognized by CUC or HFS as a result of the Merger;

              3. no gain or loss will be recognized by the stock-holders of HFS upon the exchange of their shares of HFS Common Stock solely for shares of CUC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of CUC Common Stock;




         HFS Incorporated
         December 17, 1997
         Page 3



              4. the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Common Stock pursuant to the Merger (including fractional shares of CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and

              5. the holding period for shares of CUC Common Stock received in exchange for shares of HFS Common Stock pursuant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefor, provided such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time.


                   Except as set forth above, we express no other opinion. The opinion set forth herein is being furnished to you solely in connection with the Merger. This opinion is solely for your benefit and is not to be used, circulated, quoted or other wise referred to for any purpose without our express written permission, except that we consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 in accordance with the requirements of
         Item 601(a)(23) of Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Any material variation or difference in the facts from those referred to or assumed herein may affect the conclusions stated herein.


                                            Very truly yours,

                                            /s/ Skadden, Arps, Slate,
                                                Meagher & Flom LLP